PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND
DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
CLASS A SHARES

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN made as of June 25, 2019, by and between PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND, a Delaware statutory trust (the "Fund"), and PRINCIPAL FUNDS DISTRIBUTOR, INC., a Washington corporation (the "Distributor").

1.
This Distribution and Shareholder Services Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan consistent with Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), for the Class A shares of the Fund.[1]

2.
The Fund has entered into a Distribution Agreement on behalf of the Fund with the Distributor, under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of shares of the Fund (the “Shares”). Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising; (2) preparation, printing and distribution of sales literature provided to the Fund’s shareholders and prospective shareholders; (3) preparation, printing and distribution of prospectuses and statements of additional information of the Fund and reports to recipients other than existing shareholders of the Fund; (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Shares pursuant to Selling Agreements; (6) paying compensation to registered representatives or other employees of the Distributor who engage in or support distribution of the Fund’s Shares; (7) paying compensation to, and expenses (including overhead and telephone expenses) of, the Distributor; (8) providing training, marketing and support to dealers and others with respect to the sale of Shares; (9) receiving and answering correspondence from prospective shareholders including distributing prospectuses, statements of additional information, and shareholder reports; (10) providing of facilities to answer questions from prospective investors about Shares; (11) complying with federal and state securities laws pertaining to the sale of Shares; (12) assisting investors in completing application forms and selecting dividend and other account options; (13) providing of other reasonable assistance in connection with the distribution of the Fund’s Shares; (14) organizing and conducting of sales seminars and making payments in the form of transactional compensation or promotional incentives; and (15) such other distribution and services activities as the Fund determines may be paid for by the Fund pursuant to the terms of this Plan and consistent with Rule 12b-1 of the Act.

3.
The Distribution Agreement also authorizes the Distributor to enter into Service Agreements with other selling dealers and with banks or other financial institutions to provide shareholder services to existing Class A shareholders, including without limitation, services such as furnishing information as to the status of shareholder accounts, responding to telephone and written inquiries of shareholders, and assisting Class A shareholders with tax information.

4.
In consideration for the services described above, and the expenses incurred by the Distributor pursuant to the Distribution Agreement and Paragraphs 2 and 3 hereof, all with respect to Class A shares of the Fund, Class A shares shall pay to the Distributor a fee at the annual rate as shown on Appendix A (or such lesser amount as the Fund Trustees may, from time to time, determine) of the average daily net assets of Class A shares. This fee shall be accrued daily and paid monthly or at such other intervals, as the Fund Trustees shall determine. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current Prospectus for the determination of the net asset value of the Fund’s Class A shares.

1 This Plan operates in a manner consistent with Rule 12b-1 under the 1940 Act, which regulates the manner in which an open-end investment company may directly or indirectly bear the expenses of distributing its shares. Although the Fund is not an open-end investment company, it has undertaken to comply with the terms of Rule 12b-1 as a condition of the Exemptive Notice (Release No. 33441) dated April 8, 2019 and Exemptive Order (Release No. 33466) dated May 6, 2019 under the 1940 Act that permit the Fund to have asset-based distribution fees.

5.
The Fund presently pays, and will continue to pay, a management fee to Principal Global Investors, LLC (the “Manager”) pursuant to a Management Agreement between the Fund and the Manager (the “Management Agreement”). It is recognized that the Manager may use its management fee revenue, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Class A shares, including the activities referred to in Paragraph 2 hereof. To the extent that the payment of management fees by the Fund to the Manager should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class A shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

6.
This Plan shall not take effect until it has been approved (a) by a vote of at least a majority (as defined in the Act) of the outstanding Class A shares of the Fund and (b) by votes of the majority of both (i) the Board of Trustees of the Fund, and (ii) those Trustees of the Fund who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

7.
Unless sooner terminated pursuant to Paragraph 6, this Plan shall continue in effect for a period of twelve months from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 6(b).

8.
A representative of the Distributor shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

9.	This Plan may be terminated at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority (as defined in the Act) of the outstanding Class A shares of the Fund.

10.	Any agreement of the Fund related to this Plan shall be in writing and shall provide:

A.
That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or by a vote of a majority (as defined in the Act) of the outstanding Class A shares of the Fund on not more than sixty (60) days' written notice to any other party to the agreement); and

B.	That such agreement shall terminate automatically in the event of its assignment.

11.	While the Plan is in effect, the Fund’s Board of Trustees shall satisfy the fund governance standards as defined in Securities and Exchange Commission Rule 0-1(a)(7) under the Act.

12.
This Plan does not require the Manager or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class A shares.

13.
The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 8, for a period of not less than six years from the date of the Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

14.
This Plan may not be amended to increase materially the amount of Fees provided for in Paragraph 4 hereof unless such amendment is approved in the manner provided for initial approval in Paragraph 6 hereof and no other material amendment to this Plan shall be made unless approved in the manner provided for initial approval in Paragraph 6(b) hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan as of the first date written above.

PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND

By:	/s/ Adam U. Shaikh
Adam U. Shaikh, Assistant Counsel

By:	/s/ Beth C. Wilson
Beth C. Wilson, Secretary and Vice President

PRINCIPAL FUNDS DISTRIBUTOR, INC.

By:	/s/ Michael J. Beer
Michael J. Beer, Chief Executive Officer

PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND

APPENDIX A

Distribution or Service Fee: 0.25%